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                                                                   EXHIBIT 99.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 28, 2002, by and among Marc Douglas ("Seller") and Matthew
P. Dwyer ("Buyer").

                                    RECITALS

         A. Seller is the holder of 250,000 outstanding shares of Series A Preferred Stock (the "Shares"), representing all of the outstanding shares of preferred stock of all classes of TMI Holdings, Inc., a Florida corporation (the "Company"). A copy of the Statement of Designation of Series A Preferred Stock is attached as Exhibit A hereto. Buyer wishes to purchase and Seller wishes to sell the Shares on the terms and conditions set forth in this Agreement.

         B. Buyer acknowledges that Buyer has had an opportunity to ask questions of appropriate persons concerning the business, financial condition and results of operations of the Company.

         NOW, THEREFORE, in reliance on the foregoing recitals and in consideration of and for the mutual covenants contained herein, the parties hereto agree as follows:

                                   AGREEMENT

         1. SALE OF SHARES. Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, the Shares, free and clear of all security interests, liens, encumbrances, claims, charges, assessments and restrictions other than restrictions on transfer under federal and state securities laws. The purchase price for the Shares shall be $150,000 payable by issuance at Closing (as hereinafter defined) of a promissory note by Buyer in the form of Exhibit B hereto (the "Note").

         2.       CLOSING.

                  2.1 Closing of the transactions contemplated hereby ("Closing") shall take place upon satisfaction of the following conditions, but in no event earlier than 21 days from the date of this Agreement:

                           (a)      The current Board of Directors of the
Company shall have exempted the transaction from the provisions of Section
607.0901 and 607.0902 of the Florida Statutes.

                           (b)      The current Board of Directors of the
Company shall have (i) appointed two designees of the Buyer to the Board of Directors and (ii) resigned as directors of the Company, all to take effect upon compliance by the Company with Rule 14f-1 under the Securities Act of 1934 ("Rule 14f-1").

                           (c)      The Company shall have complied with Rule
14f-1.


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                           (d)      The Company shall have assigned to Seller
and his affiliates a Promissory Note in the principal amount of $675,000, plus accrued interest, which sum is a part of the original Promissory Note in the original principal amount of $1,175,000 made by Thrift Ventures, Inc. to the Company.

                           (e)      The Company shall have entered into a
five-year Consulting Agreement with Seller in form and content satisfactory to Seller which will take effect January 1, 2003 and which will provide for an aggregate consulting fee of $500,000, which shall be paid in five equal annual installments of $100,000 each by the Company assigning to Seller the sum of $100,000 per year each year that being the sum due to the Company under that original Promissory Note in the original principal amount of $1,175,000 made by Thrift Ventures, Inc. to the Company.

                           (f)      The Company will redeem 1,567,161 shares of
its Common Stock held by Seller, Douglas Family Holdings, Inc. and Douglas Family Limited Partnership.

                           (g)      The Seller shall cancel all options and
warrants to purchase Common Stock held by him.

                           (h)      The existing Consulting Agreement between
the Company and Seller shall thereupon terminate.

                  2.2 If the conditions set forth in paragraph 2.1 are not satisfied on or prior to November ___, 2002 (45 days from the date of this Agreement), this Agreement shall automatically terminate and be of no further force and effect.

                  2.3 At Closing, Seller shall deliver certificates evidencing the Shares to the Buyer, with duly executed stock powers for transfer to Buyer with a restrictive legend, Buyer shall deliver to Seller the Note and Buyer shall execute and deliver to Seller the Pledge Agreement and the Escrow Agreement in the forms of Exhibits D and E hereto and the securities required to be pledged under such agreements.

                  2.4 The Buyer shall cause the Company to pay the current liabilities of the Company set forth on Exhibit C hereto within 21 days of the Closing.

         3.       SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  3.1 Seller has and will transfer to Buyer, good, valid and marketable title to the Shares, and, except with respect to the restrictions on transfer under federal and state securities laws specified in this Agreement, there are no security interests, liens, encumbrances, claims, charges, assessments or restrictions or any other defects in title of any nature whatsoever on any of the Shares.

                  3.2 Seller has the right, power, legal capacity and authority to enter into and perform Seller's obligations under this Agreement.

                  3.3 Except as set forth herein, Seller makes no representations or warranties with respect to the Company or the Shares and Buyer is purchasing the Shares "as is".


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                  3.4      Seller will not assign, sell, mortgage, lease,
transfer, pledge, grant a security interest in or lien upon, encumber, or otherwise dispose if or abandon, nor will the Seller suffer or permit any of the same to occur with respect to, any part or all of the Shares, without the prior written consent of Buyer; Seller has made, and will continue to make until the Closing or termination of this Agreement, payment or deposit or otherwise provide for the payment, when due, of all taxes, assessments or contributions required by law which have been or may be levied or assessed against the Seller with respect to any of the Collateral Shares.

         4.       BUYER'S REPRESENTATIONS AND WARRANTIES.

                  4.1 Buyer is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                  4.2 Buyer has the right, power, legal capacity and authority to transfer the Shares, enter into and perform Buyer's obligations under this Agreement.

                  4.3 Buyer has received, read carefully and is familiar with this Agreement. With respect to the Company, Buyer is familiar with the Company's business, plans and financial condition, and any other matters relating to the Company; the Buyer has received all materials that have been requested by the Buyer; Buyer has had a reasonable opportunity to ask questions of the Company and its representatives; and the Company has answered all inquiries that the Buyer or his representatives have put to it. Buyer has had access to all additional non-confidential information necessary, in Buyer's judgment, to evaluate the merits and risks of an investment in the Company. Buyer acknowledges that Seller has made no representations or warranties of any kind to the Buyer regarding the Company, its business, finances or prospects.

                  4.4 Buyer has such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect the interests of the Buyer in connection with this transaction, and Buyer's investment in the Company hereunder is not material when compared to Buyer's total financial capacity.

                  4.5 Buyer understands the various risks of an investment in the Company and can afford to bear such risks, including, without limitation, the risks of losing the entire investment.

                  4.6 Buyer acknowledges that no liquid market for the Shares currently exists and none may develop in the future and that Buyer may find it impossible to liquidate the investment at a time when it may be desirable to do so, or at any other time.

                  4.7 Buyer will acquire the Shares for Buyer's own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting any participation therein.

                  4.8 Buyer has been advised by Seller that none of the Shares have been registered under the Securities Act or applicable state securities law and that the Shares will be sold in a transaction exempt therefrom. Buyer acknowledges that it is familiar with the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the


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transfer of the Shares. In particular, Buyer agrees that the Company shall not be required to give any effect to a sale, assignment or transfer of the Shares, unless (i) the sale, assignment or transfer of such Shares is registered under the Securities Act, and applicable state securities laws, it being understood that the Shares are not currently registered for sale and that the Company has no obligation or intention to so register the Shares or (ii) such sale, assignment or transfer is otherwise exempt from registration under the Securities Act and applicable state securities laws. Buyer further understands that an opinion of counsel and other documents may be required to transfer the Shares. Buyer acknowledges that Shares shall be subject to stop transfer orders and the certificate or certificates evidencing any Shares shall bear the following or a substantially similar legend or such other legend as may appear on the forms of Shares and such other legends as may be required by state blue sky laws:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state or foreign securities laws and neither such securities nor any interest therein may be offered, sold, pledged, assigned or otherwise transferred unless (1) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (2) the Company receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to the Company, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws."

         5. BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

         6. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

         7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

         8. AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of


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any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         9. ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its choice of law principles.

         11. RELIANCE BY COMPANY. The parties hereto expressly authorize the Company and its counsel to rely upon the representations set forth herein in connection with the transfer of the Shares.

SELLER:                                BUYER:


/s/ Marc Douglas                       /s/  Matthew P. Dwyer
-------------------------------        ------------------------------
Marc Douglas                           Matthew P. Dwyer


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